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                        LIBERTY FINANCIAL COMPANIES, INC.

                EXHIBIT 12 - Statement re Computation of Ratios
                                ($ in millions)




                                                     Three Months Ended
                                                          March 31
                                                     ------------------
                                                    1997           1996
                                                    ----           ----

Earnings:
   Pretax income                                   $51.8         $36.3
   Add fixed charges:
     Interest on indebtedness                        5.5           5.7
     Portion of rent representing
       the interest factor                           1.1           1.1
     Preferred stock dividends                       0.2           0.2
     Accretion to face value of redeemable
      convertible preferred stock                    0.2           0.2
                                                   -----        ------
     Income as adjusted                            $58.8         $43.5
                                                   =====        ======

Fixed charges:

   Interest on indebtedness                        $ 5.5        $  5.7
   Portion of rent representing
     the interest factor                             1.1           1.1
   Preferred stock dividends                         0.2           0.2
   Accretion to face value of redeemable
     convertible preferred stock                     0.2           0.2
                                                   -----        ------
   Total fixed charges                             $ 7.0        $  7.2
                                                   =====        ======

Ratio of earnings to fixed charges                  8.40x         6.04x
                                                   =====        ======

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